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                                                                     EXHIBIT 4.1





                          FORD MICROELECTRONICS, INC.
                        SALARIED RETIREMENT SAVINGS PLAN

                            SUMMARY PLAN DESCRIPTION





                                DECEMBER 1, 1994

I         INTRODUCTION

          Your Employer has established a savings retirement plan to help supplement your retirement income. The Plan is a "cash or deferred arrangement," (also known as a 401(k) plan) which permits you to elect either (1) to have all your compensation paid currently to you in cash or (2) to defer part of that compensation and have the deferred amount contributed by the Employer on your behalf to the Plan. Details about how the Plan works are contained in this summary. While the summary describes the principal provisions of the Plan, it does not include every limitation or detail. If there is a discrepancy between this booklet and the official Plan document, the Plan document shall govern. You may obtain a copy of the Plan document from the Plan Administrator. The Plan Administrator may charge a reasonable fee for providing you with the copy.

II        PLAN DATA

          A.          AGENT FOR SERVICE OF LEGAL PROCESS: The Employer or
                      Trustee

          B.          EFFECTIVE DATE:  September 30, 1994

                                       The Effective Date for the Plan's
                                       Elective Deferral provision shall be
                                       Jan. 1, 1995.

          C.          EMPLOYER:        Ford Microelectronics, Inc.

                      Address:         9965 Federal Drive
                                       Colorado Springs, CO 80921
                      Telephone No.:   (719) 528-7600
                      Tax I.D. No.:    38-3295872
                      Plan No.:        001

          D. PLAN ADMINISTRATOR: The Employer has been designated to serve as Plan Administrator.

          E. PLAN YEAR: The 12-month period beginning on January I and ending on December 31. The first Plan Year is a Short Plan Year beginning on September 1, 1994 and ending on December 31, 1994.

          F.          TRUSTEE(S):                 Comerica Bank
                      Address:                    P.O. Box 75000
                                                  Detroit, MI 48275-3432
                      Telephone No.:              (313) 222-3263

          G.          TYPE OF ADMINISTRATION:  Trust Fund

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III       DEFINITIONS

          A. BREAK IN SERVICE. A 12-consecutive month period during which you are not credited with or are not paid for more than 500 hours. If you go into the military service of the United States, you are not considered terminated as long as you return to work within the time required by law. If you separate from employment and incur a Break in Service, all contributions to your various accounts are suspended. [See special rules relating to maternity and paternity leave below.] If a Break in Service occurs and you return to full time employment with the Employer, your rights are explained in the section entitled "Vesting."

          B. COMPENSATION. Your total salary, pay, or earned income from the Employer, as reflected on tax Form W-2, which is subject to withholding. Compensation shall include amounts received by you during the calendar year. Compensation for Plan purposes is limited to $150,000.00.

          C. DISABILITY. A potentially permanent illness or injury, as certified to by a physician who is approved by the Employer, which prevents you from engaging in work for which you are qualified for a period of at least 12 months.

          D. EFFECTIVE DATE. The date on which the Plan starts or an amendment is effective.

          E. ELECTIVE DEFERRAL. Employer contributions made to the Plan at your election, instead of being given to you in cash as part of your salary. You can elect to defer a portion of your salary, instead of receiving it in cash, and your Employer will contribute it to the Plan on your behalf.

          F. ENTRY DATE. The date on which you enter the Plan after having met the Plan's eligibility requirements. Your Entry Date will be the first day of the month coinciding with or following the date you satisfy the eligibility requirements.


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          G.          HIGHLY COMPENSATED EMPLOYEE.  Any Employee who during the
                      current or prior Plan Year (1) was a 5% owner, (2) received more than $75,000 in compensation as adjusted for inflation, (3) received more than $50,000 in compensation as adjusted for inflation and was in the top 20% of Employees when ranked by compensation, or (4) was an officer receiving more than $45,000 in compensation as adjusted for inflation. Family members of any 5% owner, or Highly Compensated Employee in the group of the ten Employees with the greatest Compensation, will be combined as if they were one person for purposes of Compensation and contributions. If you are not currently or never were Highly Compensated, or a family member of a Highly Compensated Employee, you are a Non-highly Compensated Employee.

          H. HOUR OF SERVICE. You will receive credit for each hour you are (1) paid for being on your job, (2) paid even if you are not at work (vacation, sickness, leave of absence, or Disability), or (3) paid for back pay if hours were not already counted. A maximum of 501 hours will be credited for any year you are not at work but are paid. Hours of Service will be calculated based on actual hours you are entitled to payment.

          I. MATERNITY/PATERNITY LEAVE. You may be eligible for additional Hours of Service if you leave employment, even if temporarily, due to childbirth or adoption. If this is the case, you will be credited with enough hours (up to 501) of service to prevent a Break in Service, either in the year you leave employment or the following year. For example, if you have 750 Hours of Service when your child is born, you would not get any more hours credited for that Plan Year since you do not have a Break in Service. Therefore, if you do not return to employment the following year, you will get 501 Hours of Service so you will not have a Break in Service in that year. Alternatively, if you do return the following year, but only work 300 hours, you will receive an additional 201 hours in order to prevent a break. These Hours of Service for maternity or paternity leave must all be used in one Plan Year. They are used only to prevent a Break in Service and not for calculating your Years of Service for eligibility, vesting or benefits.

          J.          NORMAL RETIREMENT AGE.  The attainment of age 65.



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          K.          SPOUSE.  The person to whom you are or were legally
                      married, or your common law Spouse if common law marriage is recognized by the state in which you live. In order for your Spouse to receive a benefit under this Plan, he or she may not predecease you. A former Spouse may be treated as a "Spouse" under this definition if recognized as such under a Qualified Domestic Relations Order as explained at Section XV(F) of this Summary Plan Description.

          L.          YEAR OF SERVICE.

                      CONTRIBUTION

                      For purposes of determining whether or not you are entitled to have a contribution allocated to your account, a Year of Service is a 12-consecutive month period, which is the same as the Plan Year, during which you are credited with at least 1,000 Hours of Service.

                      VESTING

                      For purposes of determining whether or not you are vested in your account balance, a Year of Service is a 12-consecutive month period during which you are credited with 1,000 Hours of Service.

IV        ELIGIBILITY REQUIREMENTS AND PARTICIPATION

          You are eligible to participate in this Plan upon completing 3 months of service. You are considered to have completed 3 months of service for purposes of eligibility on the 3 month anniversary of your first day of employment.

          The Plan will also exclude the following nondiscriminatory classification of Employees:

                      Hourly Employees, Leased Employees, and Temporary
                      Employees

          Your participation in the Plan will begin on the Entry Date defined at Section III.


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
V         EMPLOYEE CONTRIBUTIONS

          A.          ELECTIVE DEFERRALS

                      Effective January 1, 1995, you, as an eligible Employee, may authorize the Employer to withhold from 1% up to 15% of your Compensation, not to exceed $9,240 as adjusted for inflation, and to deposit such amount in the Plan fund. If you participate in a similar plan of an unrelated employer and your Elective Deferrals under this Plan and the other plan exceed the $9,240 limit for a given year, you must designate one of the Plans as receiving an excess amount. If you choose this Plan as the one receiving the excess, you must notify the Plan Administrator by March 1 of the following year so that the excess and any income thereon may be returned to you by April 15. You may increase, decrease, or terminate your Elective Deferral percentage upon 30 days notice to the Employer.

                      If you terminate your Elective Deferrals, you may not reinstate payroll withholding for a period of one month. The Employer may also reduce or terminate your payroll withholding if required to maintain the Plan's qualified status.

          B.          VOLUNTARY CONTRIBUTIONS

                      You may make personal after-tax contributions to the Plan in any amount. Voluntary Contributions are not tax deductible, but the investment earnings are tax deferred until paid to you under the terms of the Plan.

          C.          ROLLOVER AND TRANSFER CONTRIBUTIONS

                      Rollover and Transfer Contributions are permitted. You may make a Rollover or Transfer Contribution prior to becoming a Participant. An Employer can refuse to allow Transfer Contributions to its profit sharing plan if the transfer will affect the plan's ability to offer lump sum distributions as the normal form of distribution.

                      A rollover or transfer of your retirement benefits may originate from another qualified retirement plan or special individual retirement arrangement (known as a "conduit" IRA) to this Plan. If you have already received a lump sum payment from another qualified retirement plan, or if you received payment from another qualified plan and placed it in a separate "conduit" IRA, you may be eligible to redeposit

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                      that payment to this Plan.  The last day you may make a
                      Rollover Contribution to this Plan is the 60th day after you receive the distribution from the other plan or IRA. A transfer occurs when the trustee of the old plan transfers your assets to this Plan. If you believe you qualify for a transfer or rollover, see the Plan Administrator for more details.

VI        EMPLOYER CONTRIBUTIONS

          A.          CONTRIBUTION FORMULA

                      Elective Deferrals:

                      The Employer will contribute all Compensation which you elect to defer to the Plan within the limits established by law.

                      Matching Contributions:

                      The Employer will contribute an amount equal to 100% of the first 3% of your Elective Deferrals and 60% of the next 7% of your Elective Deferrals. Matching Contributions are forfeitable and shall vest as described in Section IX(A).

                      Employer Matching Contributions will only be made on Elective Deferrals contributed to the Plan.

                      Discretionary Contribution:

                      The Employer may also contribute an additional amount determined in its sole judgement. Such additional contribution, if any, shall be allocated to Participants in proportion to each Participant's Compensation. Discretionary Contributions are nonforfeitable.

          B.          ELIGIBILITY FOR ALLOCATION

                      The Employer's Contribution, if any, will be made to all Participants who are employed at the end of the Plan Year provided that the Participant has completed a Year of Service during the Plan Year. The Employer shall also make matching and other related contributions as indicated below to Employees who terminate during the Plan Year as a result of:



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

                      --Retirement
                      --Disability
                      --Death

                      Matching Contributions will be allocated only to Participants who actually defer Compensation under the Plan.

VII       GOVERNMENT REGULATIONS

          The federal government sets certain limitations on the level of contributions which may be made to a Plan such as this. There is also a "percentage" limitation which means that the percentage of Compensation which you may contribute (both Elective Deferrals and, if applicable, Voluntary Contributions) depends on the average percentage of Compensation that the other Participants are contributing. Simply stated, all Participants are divided into 2 categories: Highly Compensated and Non-highly Compensated and the average for each group is calculated. The average contribution that the Highly Compensated may make is based on the average contribution that the Non-highly Compensated make. If a Highly Compensated Participant is contributing more than he or she is allowed, the excess plus or minus any gain or loss will either be returned or if permitted, recharacterized as Voluntary Contributions. Keep in mind that if you are a 5% owner of the business or one of the ten highest paid Highly Compensated employees, your family member's contribution percentage and Compensation will be combined with yours for purposes of determining your contributions under the Plan.

VIII      PARTICIPANT ACCOUNTS

          The Employer will set up a record keeping account in your name to show the value of your retirement benefit. The Employer will make the following additions to your account:

          A. your allocated share of the Employer's Contribution (including your Elective Deferrals),

          B. the amount of your personal Employee Voluntary Contributions, Rollover Contributions and Transfer Contributions, if any, and

          C. your share of investment earnings and appreciation in the value of investments.

          The Employer will make the following subtractions from your account:

          D.          any withdrawals or distributions made to you, and

          E. your share of investment losses and depreciation in the value of investments.

          The Employer will value your account on a daily basis. The Employer will provide you with a statement of account activity at least once annually.

IX        VESTING

          A.          DETERMINING VESTED BENEFIT

                      Vesting refers to your earning or acquiring a nonforfeitable right to the full amount of your account(s). Any contribution of Elective Deferrals, Employer Discretionary Contribution, Rollover Contribution (including Elective Deferrals), Transfer Contribution, plus or minus any earnings or losses, is always 100% vested and cannot be forfeited for any reason. Your account attributable to the Employer's Matching Contributions and the earnings or losses thereon, is not fully vested when contributed and will vest in accordance with the following table:

                                           Years of Service
                         ---------------------------------------------------
                          1           2          3          4             5
                         ---         ---        ---        ---          ----
                          0%          0%         0%         0%          100%

                      You are considered to have completed 1 Year of Service for purposes of vesting upon the completion of 1,000 Hours of Service at any time during your employment year.

                      You automatically become fully vested, regardless of the vesting table, upon attainment of Normal Retirement Age, upon retirement due to Disability, upon death, and upon termination of the Plan.

          B.          PAYMENT OF VESTED BENEFIT

                      If you separate from Service before your retirement, death or Disability, you may request early payment of your vested benefit by submitting a written request to the Plan Administrator. If your vested account balance at the time of termination exceeds $3,500, you may defer the payment of your benefit until April 1 of the calendar year following the calendar year during which you attain age 70-1/2. Please note that even if you initially elect to defer your benefit payment, you may change your election at any time and request immediate payment of your vested benefit. Also note that the Employer has the option to pay immediately any vested benefit not in excess of $3,500. The portion of your account balance to which you are not vested is called a "forfeiture" and remains in the Plan to pay Plan administration expenses.

          C.          LOSS OF BENEFITS

                      There are only two events which can cause loss of all or a portion of your account. One is termination of employment before you are 100% vested according to the vesting provisions described at IX(A) and the other is a decrease in the value of your account from investment losses or administrative expenses and other costs of maintaining the Plan.

          D.          REALLOCATION OF FORFEITURE

                      If you receive the vested portion of your account upon separation from service, the Employer will forfeit and reallocate the non-vested portion of your account on the Valuation Date immediately following the date of payment of your vested account balance. If you have not received a distribution of your vested balance, your non-vested portion will be forfeited at the end of the Plan Year during which you incur your fifth consecutive 1-year Break in Service.

          E.          REEMPLOYMENT

                      If you terminate service with your Employer, then later become reemployed, you will become a Participant as of the next Entry Date [see Section III] following your return to employment. If you are not a member of a class of employees eligible to participate in the Plan and later become a member of the eligible class, you will participate upon reaching the next Entry Date if you have satisfied the minimum age and service requirements. Should you become ineligible to participate because you are no longer a member of an eligible class, you will automatically become re-eligible to participate upon your return to an eligible class. All years of prior service will be counted when calculating your vested percentage in your new account balance. The following rules apply in connection with reemployed Participants.

                      (a) TERMINATED PARTIALLY VESTED PARTICIPANTS. If you terminate employment and receive payment of your partially vested interest and are reemployed prior to incurring 5 consecutive 1-year Breaks in Service, you have the right to buy back the non-vested portion of your account if it was forfeited. If your non-vested balance was not

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                                  forfeited it will still be part of your
                                  account and the buy back is not necessary.
                                  If a buy back is necessary to regain the forfeiture, you must redeposit the amount paid to you without interest within 5 years of your date of reemployment. If you do not repay the amount you received, the non-vested portion of your Employer account will be permanently forfeited. Whether you repay or not, your prior service will count toward vesting service for future Employer contributions.

                                  FOR EXAMPLE, assume that you quit your job with your current Employer. At the time of termination you had completed 4 Years of Service and had accrued a total benefit of $10,000 under the Plan. Although this amount had been allocated to your account, you were only 40% vested in that amount when you left. You decided to take a distribution of your vested account balance (40% of $10,000, or $4,000) when you quit. The non-vested balance of your account ($6,000) was forfeited. Three years later, you became reemployed by the same Employer. Since you were reemployed within 5 years, you have the right to repay the $4,000 distribution you received when you quit. You would have to repay the $4,000 within 5 years of being rehired. If you do so, the non-vested portion of your account ($6,000) which was forfeited when you left will be restored to your account. After restoration, you will be vested in 40% of this account, but your vested percentage will increase based on your Years of Service after your reemployment. Your prior service will always count towards vesting of Employer Contributions which you receive after reemployment, whether or not you decide to repay and restore your prior account.

                      (b) TERMINATED NON-VESTED PARTICIPANTS. If you were not vested in any portion of your Employer Contribution account prior to your separation from service and are reemployed before incurring 5 consecutive 1-year Breaks in Service, you will be credited for vesting with all pre-break and post-break service. Your prior account balance will automatically be restored and will continue to vest in that account. If you are reemployed after incurring 5 consecutive 1-year Breaks in Service, you will lose your prior account balance, but your pre-break Years of Service will count towards vesting in your new account balance.



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
X         TOP-HEAVY RULES

          A "top-heavy" plan is one in which more than 60% of the contributions or benefits are attributable to certain "key employees," such as owners, officers and stockholders. The Plan Administrator is responsible for determining each year if the Plan is "top-heavy." If the Plan becomes top-heavy, special rules apply to the allocation of the Employer's contribution. These special rules require that all Participants receive an allocation of the Employer's contribution equal to 3% of compensation, or if less, the greatest percentage allocated to the account of any key employee. All participants are entitled to receive a minimum allocation upon completing at least one Hour of Service in the top-heavy Plan Year provided they are employed on the last day of the Plan Year. The Employer's minimum contribution can be satisfied by another Employer sponsored retirement plan, if so elected by the Employer. The following vesting schedule shall apply for the Plan Year the Plan becomes top-heavy, for any type of Employer Contribution, unless the Employer has already elected a faster schedule:

                                      Years of Service
                ---------------------------------------------------------------
                 1           2           3          4           5           6
                ---        ----        ----       ----        ----         ----
                 0%         20%         40%        60%         80%         100%

XI        RETIREMENT BENEFITS AND DISTRIBUTIONS

          A.          RETIREMENT BENEFITS

                      The full value of your account balance is payable at your Normal Retirement Age, even if you continue to work, or you may defer payment until April 1 following the year you reach age 70-1/2. If you work beyond your Normal Retirement Age, you will continue to fully participate in the Plan.

          B.          DISTRIBUTIONS DURING EMPLOYMENT

                      Benefits attributable to Employer contributions allocated to your account(s) in excess of two years are available for withdrawal if you are 100% vested in those benefits.

                      Benefits attributable to your personal Voluntary contributions under the Plan plus any rollovers or transfers are available for withdrawal upon request to the Plan Administrator.

          C.          HARDSHIP WITHDRAWALS

                      You may file a written request for a hardship withdrawal of benefits attributable to Elective Deferrals and certain Employer Contributions to the extent vested. Earnings on Elective Deferrals may not be included in any hardship withdrawal. You must generally have your Spouse's written consent for a hardship withdrawal unless you are advised otherwise by the Plan Administrator. Prior to receiving a hardship distribution, you must take any other distribution and borrow the maximum nontaxable loan amount allowed under this and other plans of the Employer. Hardship withdrawals may be authorized by the Employer for the following reasons:

                      (a) to assist you in purchasing a personal residence which is your primary place of residence (not including mortgage payments),

                      (b) to assist you in paying post-secondary tuition expenses for you or your dependents, for the next academic period,

                      (c) to assist you in paying actual expenses incurred on behalf of you or your dependents for hospitalization, doctor or surgery expenses which are not covered by insurance, or

                      (d) to prevent your eviction from or foreclosure on your principal residence.

                      Any hardship distribution is limited to the amount needed to meet the financial need. Hardship withdrawals must be approved by the Employer and will be administered in a nondiscriminatory manner. Such withdrawals will not affect your eligibility to continue to participate in the allocation of Employer Contributions made to the Plan, although your right to make Voluntary Contributions and Elective Deferrals will be suspended for 12 months. Any withdrawals you receive under these rules may not be recontributed to the Plan and may be subject to taxation, as well as an additional 10% penalty tax if the withdrawal is received before you reach age 59-1/2.

          D.          BENEFICIARY

                      Every Participant or former Participant with plan benefits may designate a person or persons who are to receive benefits under the Plan in the event of his or her death. The designation must be made on a form provided by and returned to the Plan Administrator. You may change your designation at any time.

                      If you are married, your beneficiary will automatically be your Spouse. If you and your Spouse wish to waive this automatic designation, you must complete a beneficiary designation form. The form must be signed by you and your Spouse in front of a Plan representative or a Notary Public.

          E.          DEATH BENEFITS

                      In the event of your death, the full value of your account is payable to your beneficiary in a lump sum.

          F.          FORM OF PAYMENT

                      When benefits become due, you or your representative should apply to the Employer requesting payment of your account. The normal or automatic form of payment is a lump sum.

          G.          ROLLOVER OF PAYMENT

                      If your benefits qualify as eligible rollovers, you have the option of having them paid directly to you, when they become due, or having them directly rolled over to another qualified plan or an IRA. If you do not choose to have the benefits directly rolled over, the Plan is required to automatically withhold 20% of your payment for tax purposes. If you do choose to have the payment made to you, you still have the option of rolling over the payment yourself to a qualified plan or an IRA within 60 days (first check with a tax advisor to make sure it is an eligible rollover). However, 20% of your payment will still be withheld. The following example illustrates how this works:

                      For example, if you have $100,000 in your vested account balance and choose to have the payment of your benefits made directly to an IRA or another qualified plan, the entire $100,000 will be transferred to the trustee of the other plan or the IRA, and you will treat the entire amount as a rollover on your tax return so that you will not pay taxes on the entire amount. If you choose NOT to have the account transferred directly to an IRA or qualified plan, 20% or $20,000 will automatically be withheld from your payment. Thus, you will receive only $80,000 as a distribution of your benefits. In order to roll the entire amount over into your IRA, you would have to come up with $20,000 out of your own pocket to make up the difference. If this is done, the $20,000 which was withheld may be returned when you file your taxes at the end of the year. However, if you are unable to produce the extra cash, the rollover amount will only be $80,000, and the other $20,000 which was withheld will be treated as taxable income to you. If you are under age 59-1/2 when you receive your benefit payment, the withheld amount will also be subject to the 10% early distribution penalty.

                      Certain benefit payments are not eligible for rollover and therefore will also not be subject to the 20% mandatory withholding. They are as follows:

                                  1.          annuities paid over life;
                                  2.          installments for a period of at
                                              least 10 years; and
                                  3.          minimum required distributions at
                                              age 70-1/2.

                      There are also several operational exceptions and a "de minimis" exception for payments of less than $200.

          H.          TIME OF PAYMENT

                      If you terminate employment, retire, become disabled, or die, your payment will be made as soon as administratively feasible following the date on which a distribution is requested by you or is otherwise payable.

XII       INVESTMENTS

          A.          TRUST FUND

                      The monies contributed to the Plan may be invested in any security or form of property considered prudent for a retirement plan. Such investments include common and preferred stocks, exchange traded put and call options, bonds, money market instruments, mutual funds, savings accounts, certificates of deposit, Treasury bills, or insurance contracts. An institutional Trustee may invest in its own deposits or those of affiliates which bear a reasonable interest rate, or in a group or collective trust maintained by such Trustee.

          B.          INVESTMENT RESPONSIBILITY

                      The Plan's assets are held by the Trustee who is identified in Section II of this Summary. The Trustee is responsible for the safekeeping of Plan assets and for the investment management of such assets unless the Employer elects to direct investments, appoints an outside investment manager or permits Participants to direct the investment of their individual accounts.

          C.          EMPLOYEE INVESTMENT DIRECTION

                      Participants may direct the investments of their accounts among alternative investment funds provided under the Plan. The investment funds available to you and the procedures for making an election are shown in a separate Investment Election Form which can be obtained from the Plan Administrator. You may change your investment selection and move monies from one fund to another in accordance with the rules established by the Plan Administrator.

          D.          PARTICIPANT LOANS

                      Participant loans are permitted under the Plan. In order to get a loan from the Plan, you must make application to the Plan Administrator. Loans must be approved by the Plan Administrator and are subject to a strict set of rules established by law. The rules are covered in a separate Loan Procedures Document, Loan Application Form and Promissory Note Form. These Forms are available from the Plan Administrator.

XIII      ADMINISTRATION

          The Plan will be administered by the following parties:

          A.          PLAN ADMINISTRATOR

                      The Employer is the party who has established the Plan and who has overall control and authority over administration of the Plan. The Employer's duties as Plan Administrator include:

                      (a) appointing the Plan's professional advisors needed to administer the Plan including, but not limited to, an accountant, attorney, actuary, or administrator,

                      (b) directing the Trustee with respect to payments from the Fund,

                      (c) communicating with Employees regarding their participation and benefits under the Plan, including the administration of all claims procedures and domestic relations orders,

                      (d) filing any returns and reports with the Internal Revenue Service, Department of Labor, or any other governmental agency,

                      (e) reviewing and approving any financial reports, investment reviews, or other reports prepared by any party appointed by the Employer,

                      (f) establishing a funding policy and investment objectives consistent with the purposes of the Plan and the Employee Retirement Income Security Act of 1974, and

                      (g) construing and resolving any question of Plan interpretation. The Plan Administrator's interpretation and application thereof is final.

          B.          TRUSTEE

                      The Trustee shall be responsible for the administration of investments held in the Fund. These duties shall include:

                      (a) receiving contributions under the terms of the Plan,

                      (b) investing Plan assets unless investment responsibility is delegated to another party by the Employer,

                      (c) making distributions from the Fund in accordance with written instructions received from the Plan Administrator,

                      (d) keeping accounts and records of the financial transactions of the Fund, and

                      (e) rendering an annual report of the Fund showing the financial transactions for the Plan Year.

XIV       AMENDMENT AND TERMINATION

          The Employer may amend the Plan at any time, provided that no amendment will divert any part of the Plan's assets to any purpose other than for the exclusive benefit of you and the other Participants in the Plan or eliminate an optional form of distribution. The Employer may also terminate the Plan. In the event of a full or partial termination, all amounts credited to your account will be fully vested and will be paid to you. Depending on the facts and circumstances, a partial termination may be found to occur where a significant number of Employees are terminated by the Employer. In case of a partial termination, only those who separated from service will become 100% vested.

XV        LEGAL PROVISIONS

          A.          RIGHTS OF PARTICIPANTS

                      As a Plan Participant, you have certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA). The law says that you are entitled to:

                      (a) Examine, without charge, all documents relating to the operation of the Plan and any documents filed with the U.S. Department of Labor. These documents are available for review in the Employer's offices during regular business hours.

                      (b) Obtain copies of all Plan documents and other Plan information upon written request to the Employer. The Employer may make a reasonable charge for producing the copies.

                      (c) Receive from the Employer at least once each year a summary of the Plan's annual financial report.

                      (d) Obtain, at least once a year, a statement of the total benefits accrued for you, and your nonforfeitable (vested) benefits, if any. The Plan provides that you will receive this statement automatically. If you are not vested, you may request a statement showing the date when your account will begin to become nonforfeitable.

                      (e) File suit in a federal court, if any materials requested are not received within 30 days of your request, unless the materials were not sent because of matters beyond the control of the Employer. If you are improperly denied access to information you are entitled to receive, the Employer may be required to pay up to $100 for each day's delay until the information is provided to you.

          B.          FIDUCIARY RESPONSIBILITY

                      ERISA also imposes obligations upon the persons who are responsible for the operation of the Plan. These persons are referred to as "fiduciaries." Fiduciaries must act solely in your interest as a Plan Participant and they must exercise prudence in the performance of their duties. Fiduciaries who violate ERISA may be removed and required to reimburse any losses they have caused you or your Plan.

          C.          EMPLOYMENT RIGHTS

                      Participation in the Plan is not a guarantee of employment. However, the Employer may not fire you or discriminate against you to prevent you from becoming eligible for the Plan or from obtaining a benefit or exercising your rights under ERISA.

          D.          BENEFIT INSURANCE

                      Your benefits under this Plan are not insured by the Pension Benefit Guaranty Corporation since the law does not require plan termination insurance for this type of Plan.

          E.          CLAIMS PROCEDURE

                      If you feel you are entitled to a benefit under the Plan, mail or deliver your written claim to the Plan Administrator. The Plan Administrator will notify you, your beneficiary, or authorized representative of the action taken within 60 days of receipt of the claim. If you believe that you are being improperly denied a benefit in full or in part, the Employer must give you a written explanation of the reason for the denial. If the Employer denies your claim, you may, within 60 days after receiving the denial, submit a written request asking the Employer to review your claim for benefit. Any such request should be accompanied by documents or records in support of your appeal. You, your beneficiary, or your authorized representative may review pertinent documents and submit issues and comments in writing. If you get no satisfaction from the Employer, you have the right to request assistance from the U.S. Department of Labor or you can file suit in a state or federal court. Service of legal process may be made upon the Plan Trustee or the Plan Administrator. If you are successful in your lawsuit, the court may require the Employer to pay your legal costs, including your attorney's fees. If you lose, and the court finds that your claim is frivolous, you may be required to pay the Employer's legal fees.

          F.          ASSIGNMENT

                      Your rights and benefits under this Plan cannot be assigned, sold, transferred or pledged by you or reached by your creditors or anyone else except under a qualified domestic relations order or as provided by state law. A qualified domestic relations order (QDRO) is a court order issued under state domestic relations law relating to divorce, legal separation, custody, or support proceedings. The QDRO recognizes the right of someone other than you to receive your Plan benefits. You will be notified if a QDRO on your Plan benefits is received.

          G.          QUESTIONS

                      If you have any questions about this statement of your rights under ERISA, please contact the Employer or the nearest Area Office of the U.S. Labor-Management Service Administration, Department of Labor.

          H.          CONFLICTS WITH PLAN

                      This booklet is not the Plan document, but only a Summary Plan Description of its principal provisions and not every limitation or detail of the Plan is included.
                      Every attempt has been made to provide concise and accurate information. However, if there is a discrepancy between this booklet and the official Plan document, the Plan document shall prevail.

        FORD MICROELECTRONICS, INC.  SALARIED RETIREMENT SAVINGS PLAN
                               ENROLLMENT FORM

NOTICE TO PLAN PARTICIPANTS:  This form is designed to enroll you as a participant in the Ford Microelectronics, Inc. Salaried Retirement Savings Plan. You must complete sections 1, 2, 3 and 4. Section 4 must also be signed by you. Section 5 will be completed by the Plan Administrator. IF ANY
                              SECTION IS NOT COMPLETED PROPERLY, THIS FORM
                              CANNOT BE PROCESSED AND WILL BE RETURNED.

________________________________________________________________________________
________________________________________________________________________________
SECTION 1
NAME: __________________________       SOCIAL SECURITY #: _____________________
EMPLOYEE NUMBER: _______________       DATE OF HIRE: __________________________
DEPT/DIV: ______________________       DATE OF BIRTH: _________________________

________________________________________________________________________________
________________________________________________________________________________
SECTION 2

    Please indicate the amount you want to contribute to the Ford
    Microelectronics, Inc.  Salaried Retirement Savings Plan per pay:

     Employee Pre-tax                              Employee Post-tax

    __1%  __2%  __3%  __4%                     __1%  __2%  __3%  __4%
    __5%  __6%  __7%  __8%                     __5%  __6%  __7%  __8%
    __9%  __10% __11% __12%                    __9%  __10%
    __13% __14% __15%

________________________________________________________________________________
________________________________________________________________________________
SECTION 3

       Please indicate in multiples of 5% how you want your contributions invested in the funds listed below for your investment selections. The total of your investment percentage must equal 100%.

                              ___ %    Short Term Fund
                              ___ %    Bond Index Fund
                              ___ %    500 Index Fund
                              ___ %    Medium Cap Index Fund
                              ___ %    Spectrum Aggressive
                              ___ %    Ford Stock Fund
                              100 %    TOTAL
                              ===

________________________________________________________________________________
________________________________________________________________________________
SECTION 4 AUTHORIZATION

/ / I ELECT TO ENROLL in the Ford Microelectronics, Inc.  Salaried Retirement
    Savings Plan and agree to accept all the terms and conditions of the Plan. I hereby authorize the payroll deduction percentage indicated on this form.

/ / I ELECT NOT TO ENROLL in the Ford Microelectronics, Inc.  Salaried
    Retirement Savings Plan at this time. I understand that I may enroll in the Plan in the next enrollment period.

EMPLOYEE'S SIGNATURE: __________________________________    DATE: __________

________________________________________________________________________________
________________________________________________________________________________
Section 5 (For Plan Administrator Use Only)
                                        EFFECTIVE
APPROVED BY: ___________________  DATE: _________  DATE OF PARTICIPATION: _____

NOTE: FORWARD ORIGINAL TO COMERICA BANK, MAKE COPIES FOR PARTICIPANT AND PLAN
      ADMINISTRATOR.
________________________________________________________________________________
________________________________________________________________________________